Exhibit 99.1
Contacts:

Media Contact	Investor Contact
Len Dieterle	Brian Denyeau
AspenTech	ICR
+1 781-221-4291	+1 646-277-1251
len.dieterle@aspentech.com	brian.denyeau@icrinc.com

Aspen Technology Announces Karen Golz as Newly Appointed Audit Committee Chair

BEDFORD, Mass. – December 21, 2021 – Aspen Technology, Inc. (NASDAQ: AZPN), a global leader in asset optimization software, today announced that Karen Golz has been appointed chair of its audit committee. She joined the AspenTech Board of Directors in March 2021.

Ms. Golz is a retired partner of Ernst & Young (EY) where she held various senior leadership positions during her 40-year tenure at the firm, including Global Vice Chair, Japan. In addition to accounting, financial reporting and audit expertise, Golz brings considerable experience in international and regulatory matters. Ms. Golz replaces Gary Haroian who retired from the Board of Directors after serving as a Board member and chair of the audit committee since 2003.

“We are pleased that Karen is assuming this important role on the audit committee,” said Antonio Pietri, president and CEO of AspenTech. “Her leadership in this area will serve the company well as we enter an exciting new phase of the company’s growth and development. We are grateful to Gary Haroian for his years serving as Board member and chair of the audit committee. His leadership and guidance have been instrumental in AspenTech’s success.”

“It is a privilege to be appointed chair of the audit committee, especially at this time when AspenTech is poised to contribute increasing value to customers in the areas of operational efficiencies and sustainability,” said Golz. “Taking on this leadership role as AspenTech continues its growth and development is an honor.”

About Aspen Technology
Aspen Technology (AspenTech) is a global leader in asset optimization software. Its solutions address complex, industrial environments where it is critical to optimize the asset design, operation, and maintenance lifecycle. AspenTech uniquely combines decades of process modelling expertise with artificial intelligence. Its purpose-built software platform automates knowledge work and builds sustainable competitive advantage by delivering high returns over the entire asset lifecycle. As a result, companies in capital-intensive industries can maximize uptime and push the limits of performance, running their assets safer, greener, longer and faster. Visit AspenTech.com to find out more.

© 2021 Aspen Technology, Inc. AspenTech and the Aspen leaf logo are trademarks of Aspen Technology, Inc.

Source: Aspen Technology, Inc.